CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Evergreen Equity Trust:

We consent to the use of our reports dated September 21, 2005, for Evergreen Disciplined Value Fund, Evergreen Equity Income Fund, Evergreen Fundamental Large Cap Fund, Evergreen Large Cap Value Fund, Evergreen Small Cap Value Fund and Evergreen Special Values Fund, each a series of the Evergreen Equity Trust, incorporated herein by reference and to the references to our firm under the caption “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statement of additional information.

Boston, Massachusetts

November 22, 2005